Exhibit 19

BIOTRICITY, INC.

STATEMENT OF COMPANY POLICY

REGARDING CONFIDENTIALITY AND SECURITIES

TRADES BY COMPANY PERSONNEL

1.	CONFIDENTIALITY OF INSIDE INFORMATION

1.1 Directors, officers, employees and consultants (“Company Personnel”) of Biotricity, Inc. (the “Company”), who come into possession of material non-public information concerning the Company must safeguard the information and not intentionally or inadvertently communicate it to any person (including family members and friends) unless the person has a need to know the information for legitimate, Company-related reasons. This duty of confidentiality is important both as to the Company’s competitive position and with respect to the securities laws applicable to the Company as a public company.

1.2 Consistent with the foregoing, all Company Personnel should be discreet with inside information and not discuss it in public places where it can be overheard such as elevators, restaurants, taxis and airplanes. Such information should be divulged only to persons having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, Company Personnel should refrain from providing advice or making recommendations regarding the purchase or sale of the Company’s securities.

2.	TRADING ON INSIDE INFORMATION

2.1 Prohibition of Insider Trading

If a director, officer, employee or consultant has material non-public information relating to the Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our customers or suppliers, obtained in the course of employment.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

Twenty-Twenty Hindsight. If your securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how regulators and others might view your transaction in hindsight.

Transactions By Family Members. The very same restrictions that apply to you also apply to your immediate family members and others living in your household. Employees are expected to be responsible for the compliance of their immediate family and personal household.

Tipping Information to Others. Whether the information is proprietary information about our Company or information that could have an impact on our stock price, Company Personnel must not pass the information on to others. Insider trading penalties also apply to a tipper, whether or not such individual derives any benefit from another’s actions.

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2.2 Definition of Material Non-Public Information

Definition. Material non-public information is any information which has not been publicly disseminated that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, material non-public information is any information which, if publicly disclosed, could reasonably affect the price of the stock.

Examples. Common examples of information that will frequently be regarded as material are: projections of future earnings or losses; current financial performance; news of a pending or proposed merger, acquisition or tender offer; news of a significant sale of assets or the disposition of a subsidiary; significant product development; changes in dividend policies or the declaration of a stock split or the offering of additional securities; changes in management; significant new products; impending bankruptcy or financial liquidity problems; and the gain or loss of a substantial customer or supplier. Either positive or negative information may be material.

2.3 The Consequences of Violations

The consequences of insider trading violations can be staggering.

For individuals who trade on inside information (or tip information to others):

- A civil penalty of up to three times the profit gained or loss avoided;

- A criminal fine (no matter how small the profit) of up to $5 million; and

- A jail term of up to twenty years.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:

- A civil penalty not exceeding the greater of $1 million or three times the amount of the profit gained or loss avoided as a result of a violation; and

- A criminal penalty of up to $25 million.

Moreover, if an employee violates the Company’s insider trading policy, Company imposed sanctions, including dismissal for cause, could result from failing to comply with the Company’s policy or procedures. Needless to say, any of the above consequences, even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

2.4 When Information Is Public

It is also improper for an officer, director, employee or consultant to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s stockholders and the investigating public should be afforded the time to receive the information and act upon it, as a general guide such an individual should not engage in any transactions before the third business day after the information has been publicly released.

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2.5 Additional Prohibited Transactions

Because the Company believes it is improper and inappropriate for any Company Personnel to engage in short-term or speculative transactions involving Company stock, it is the Company’s policy that Company Personnel should not engage in any of the following activities with respect to securities of the Company:

(1) Trading in securities on a short-term basis. Any Company stock purchased in the open market must be held for a minimum of six months and ideally longer. (Note that the SEC’s short-swing profit rule already prevents certain officers and directors from profiting on any Company stock within six months of a purchase. We are simply expanding this rule to all employees.)

(2) Purchase of Company stock on margin.

(3) Short sales.

2.6 Company Assistance

Any person who has any questions about specific transactions may obtain additional guidance from the Chief Financial Officer’s office. However, the ultimate responsibility for adhering to the Policy Statement and avoiding improper transactions rests with the individual.

2.7 Pre-Clearance Of All Trades By Directors, Officers, And Other Key Personnel; Blackout Period

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company is implementing the following procedures and restrictions:

(1) All transactions in Company securities (acquisitions, dispositions, transfers, etc.) by directors, officers, managers and all accounting and administrative personnel, must be pre-cleared by the office of the Chief Financial Officer, or such other individual designated by the Board in place of the Chief Financial Officer (and in the case of the aforementioned transactions by the Chief Financial Officer, the Chief Financial Officer should consult a member of the Board). The subject individuals should contact the Chief Financial Officer in advance. This requirement does not apply to stock option exercises, but would cover market sales of option stock (stock issued upon exercise of the option). Preclearance shall be done by submitting a completed Pre-Clearance Trading Approval form, attached as Exhibit A, to the Chief Financial Officer or such other individual designated by the Board in place of the Chief Financial Officer (or in the case of preclearance involving the Chief Financial Officer, a member of the Board). Approval, if granted, will authorize the individual to proceed with the respective transaction that has been cleared, with immediate execution within in period that is no longer than fourteen (14) business days of clearance grant date, provided that such transaction does not otherwise violate this policy with respect to a trading Blackout Period (set out in paragraph 2.7(2) below), and/or any applicable laws, rules and regulations.

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(2) In addition to the above, such persons may not make trades in Company securities in the period commencing 15 days prior to the end of each quarter and ending on the third business day after results for the quarter are publicly released (the “Blackout Period”), unless such persons have received prior written approval from the Chief Financial Officer (or a member of the Board in the case of the Chief Financial Officer). The Company may notify such persons of other Blackout Periods when necessary. Approval, if granted, will approve and sign a submitted Pre-Clearance Trading Approval form to authorize the individual to proceed with the respective transaction that has been cleared, with immediate execution within in period that is no longer than fourteen (14) business days of clearance grant date, provided that such transaction does not otherwise violate this policy, and/or any applicable laws, rules and regulations.

2.8 Certifications

Employees will be required to certify their understanding of and intent to comply with this Policy Statement. Officers, directors and other key employees may be required to certify compliance on an annual basis.

2.9 Prohibitions of Officers Directors and 5% Stockholders

Officers Directors and holders of 5% or more of the Company’s securities (“Insiders”) have a special fiduciary responsibility to other holders of the Company’s securities who cannot exert influence over the day to day operations of the Company. Therefore, persons or entities that fall within one of these categories should refrain from certain activity and adhere to certain procedures so as to avoid any appearance of impropriety. Specifically:

(1) Insiders must not accept remuneration or other consideration from third parties for activities and accomplishments done or achieved for the benefit of the Company. In other words, Insiders cannot enrich themselves at the expense of the Company or receive “kickbacks” from third parties for activities undertaken for the benefit of the Company.

(2) In an instance where an Insider enters into a transaction with the Company (i.e., if the Insider owns property that the Company leases or lends or borrows money from the Company) such transaction must be made on commercially reasonable terms and must be approved by a majority of the disinterested board of directors.

(3) If an insider is to receive special compensation from the Company for a particular accomplishment, such compensation must first be approved by the compensation committee who must immediately inform the full board of directors of the terms. The disinterested board members must ratify any such special compensation package.

2.10 Amendments to this Policy. The Board or Directors of the Company may amend or revise this Policy from time-to-time.

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CONFIRMATION

I HEREBY ACKNOWLEDGE THAT I HAVE RECEIVED, HAVE READ AND UNDERSTAND THE FOREGOING POLICIES OF THE COMPANY.

Date:

Name:

Signature

Print Name

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EXHIBIT A

BIOTRICY INC. INSIDER TRADING POLICY

PRE-CLEARANCE TRADING APPROVAL FORM

I, __________________________________________________ (name), seek pre-clearance to engage in the transaction described below:

Acquisition or Disposition (circle one)

Name:	______________________________________________

Account Number: ______________________________________________

Date of Request: ______________________________________________

Amount or # of Shares: ______________________________________________

Broker: ______________________________________________

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Biotricity Inc. Statement of Company Policy Regarding Confidentiality and Securities Trade by Company Personnel or any applicable, law, rule or regulation.

Signature:	_________________________________________	Print Name:	________________________________

Approved or Disapproved (circle one)

Date of Approval: _____________________________

Signature:	_________________________________________	Print Name:	________________________________

Approval:	______________________________

If approval is granted, you are authorized to proceed with this transaction for prompt executionbut in any event within 14 business days of the date hereof , provided that such transaction does not otherwise violate any trading windows set forth in the Insider Trading Policy, applicable laws, rules and regulation.

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